UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2017

REALBIZ MEDIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34106	11-3820796
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9841 Washingtonian Boulevard, #390 Gaithersburg, MD 20878 (Address of principal executive offices) (zip code)

(301) 329-2700 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

Contribution and Spin-off Announcement:

On October 27, 2017, RealBiz Media Group, Inc. (“RealBiz” or the “Company”) announced the execution of a definitive agreement to spin-off the real estate division into a separate public company. The new entity will be called NestBuilder.com Corp. (“NestBuilder”) and all stockholders of record at the time of the spin-off will receive an equivalent stock position in the newly formed digital real estate company. The date of the spin-off will be determined following a declaration of effectiveness by the Securities and Exchange Commission.

Under terms of the agreement, all liabilities incurred by RealBiz prior to January 2, 2017 will be assumed by NestBuilder, leaving Verus Foods in an excellent position to pursue its expansion plans in its global food business. As previously communicated, Alex Aliksanyan has exclusive control and direction of the legacy Monaker lawsuits in his capacity as CEO of NestBuilder. In addition, NestBuilder has agreed to indemnify, defend, and hold harmless RealBiz from and against all damages, costs and expenses arising out of or resulting from the Monaker Lawsuits.

In conjunction with these changes, Mr. Alex Aliksanyan and Mr. Tom Grbelja will leave the employ of RealBiz to become the CEO and CFO, respectively, of NestBuilder. Concurrent with these actions, RealBiz will change its name to Verus Foods and also apply for a new stock trading symbol. The company will apply for these changes as soon as possible and will update shareholders as execution dates become available.

The foregoing summary of the terms of the Contribution and Spin-off Agreement and the note are subject to, and qualified in their entirety by, such documents attached hereto as Exhibit 10.1 and 10.2.

Securities Purchase Agreement:

On October 24, 2017, the Company entered into securities purchase agreements (the “Purchase Agreements”) with Crossover Capital Fund I, LLC and Crossover Capital Fund II, LLC for the sale of $107,500 convertible note (the “Notes”), respectively.

The Notes were issued with $7,500 original issue discounts and are due and payable on July 24, 2018. The Notes will accrue interest at the rate of 9% per annum, unless an Event of Default (as defined in the notes) occurs, in which the Notes will accrue interest at the rate of 18% per annum.

The Notes shall be convertible into a number of shares of Company common stock (“Common Stock”) and are convertible beginning on the 180th day following the date of issuance of the Notes. The conversion price (the “Conversion Price”) of the Notes shall be 61% of the Market Price, defined as the average of the lowest three (3) trading prices for the Common Stock during the fifteen (15) trading day period ending on the latest complete trading day prior to the date of conversion. The Conversion Price is subject to adjustments as set forth in the Notes.

The Company has the right to prepay the Notes within the 180 day period following the date of issuance of the Notes at certain prepayment premiums ranging from 115% to 140% of the then outstanding principal and interest on the Notes.

In connection with the sale of the Notes, the Company relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering.

The foregoing summary of the terms of the Purchase Agreement and the Notes are subject to, and qualified in their entirety by, such documents attached hereto as Exhibit 10.3, 10.4, 10.5 and 10.6, respectively.

Items 2.03 and 3.02: Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant; and Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this report is incorporated by reference into Items 2.03 and 3.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Contribution and Spin-off Agreement

10.2	Press Release

10.3	Securities Purchase Agreement

10.4	Form of Convertible Debenture

10.5	Securities Purchase Agreement

10.6	Form of Convertible Debenture

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RealBiz Media Group, Inc.

Dated: November 3, 2017	/s/ Anshu Bhatnagar
Anshu Bhatnagar
Chief Executive Officer